Exhibit 10.16

[Stanford Microdevices, Inc. Letterhead]

522 Almanor Ave.
Sunnyvale, CA 94086
408-616-5400

December 8, 1999

Mr. Gerald Hatley,
Ernst & Young
55 Alamaden Blvd.
San Jose, CA 95113

Dear Gerald

I am please to offer you the position of Controller for Stanford Microdevices, Inc. In this position you will report to the CFO, Thomas Scannell, in the SMI corporate headquarters located in Sunnyvale, CA.

Your compensation is as follows:

• Base Salary:	$92,000 with annual reviews

• Signing Bonus:	$5,000

• Stock Options:	70,000 shares at expected strike price of $3.50

• Incentive Bonus:	Up to 25% with (half of bonus based on successful completion of public offering)

Other agreements include:

•	Change of control: In the event that SMI is acquired (>51% change of control), vesting acceleration for outstanding options will occur.

The company offers the following:

•	16 paid days off combined vacation and sick leave (PPTO)
•	Company paid health and dental ($100 max per month for employees dependents)
•	Life insurance up to 1X annual pay to a max of $50K
•	Accidental death and dismemberment of $50K
•	Fidelity 401K/Profit Sharing Plan

I am confident that you can make a significant contribution to Stanford’s success and I am anxious to have you join our team.

Please sign below as an acceptance of this offer and return a signed copy to me at your earliest convenience. Please also indicate how soon you can start. If you have any questions regarding the terms of this offer or any other questions please contact me directly at 408-616-5441.

Sincerely,	I accept the terms of this offer letter. I intend to start on
December 23, 1999
Date

/s/ THOMAS J. SCANNELL	/s/ GERALD HATLEY
Thomas J. Scannell CFO	Gerald Hatley